Exhibit 10.11

                                LICENSE AGREEMENT

This Agreement is made and entered into this 13th day of July, 2001 (the "Effective Date") by and between Rensselaer Polytechnic Institute, ("RPI"), with its principal office located at 114 Eighth Street, Troy, New York 12180, and Pro Uro Care ("PUC") with its principal office located at 15250 Wayzata Blvd., Suite 147, Wayzata, Minnesota 55391.

PREMISES:

WHEREAS RPI is the owner of certain INTELLECTUAL PROPERTY RIGHTS related to Electrical Impedance Tomography (*,"TECHNOLOGY"); and

WHEREAS R.PI has the right to grant Licenses of said INTELLECTUAL PROPERTY RIGHTS; and

WHEREAS said INTELLECTUAL PROPERTY RIGHTS are protected and/or protectable by patents and/or copyrights; and

WHEREAS RPI desires to have the INTELLECTUAL PROPERTY RIGHTS developed and commercialized to benefit the public and is willing to grant a license thereto; and

WHEREAS PUC is experienced in the development and commercialization of the TECHNOLOGY and/or use, manufacture, and sale of products similar to or relating to the TECHNOLOGY; and

WHEREAS PUC desires to obtain a license of the INTELLECTUAL PROPERTY RIGHTS upon the terms and conditions hereinafter set forth; and

WHEREAS RPI and PUC wish to cooperate to develop a thorough, vigorous, and diligent program of exploiting the INTELLECTUAL PROPERTY RIGHTS so that public utilization as well as GROSS SALES shall result therefrom.

NOW, THEREFORE in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

Article 1 Definitions

For the purposes of this Agreement, the following words and phrases shall have the following meanings

1.1 LICENSOR shall mean RPI.

1.2 LICENSEE shall mean PUC.

1.3 TERRITORY shall mean the world.

1.4 FIELD OF USE shall mean diagnosis and/or treatment of urological conditions.

1.5 PATENT RIGHTS shall mean issued United States Patents listed in Appendix I and/or Applications for Letters Patent of the United States for the TECHNOLOGY or portions thereof which have been or which at any time while this Agreement is in effect shall be fled, including Patents and/or Applications as a substitute for, or a division, or a continuation, or (to the extent Licensor shall be free to do so) a continuation-in-part of any of the Patents and/or Applications for Letters Patent, together with any Letters Patent of the United States (including any reissues thereof) which may issue on the TECHNOLOGY or portions thereof, and the issued Patents and/or Applications for Letters Patent of countries other than the United States corresponding to any of the Letter Patent or Applications for Letters Patent of the United States enumerated or described above .

1.6 IN'T'ELLECTUAL PROPERTY RIGHTS shall mean PATENT RIGHTS, and all other rights in any technical information, know-how, process, procedure, composition, device, method, formula, protocol, technique, software, design, drawings or data relating to the TECHNOLOGY which are not covered by such PATENT RIGHTS but which are necessary for practicing the claims of the PATENT RIGHTS.

1.7 LICENSED PROCESS(ES) shall mean any process, which in the course of being used infringes on one or more claims contained in the INTELLECTUAL PROPERTY RIGHTS that have not been held invalid by an unappealable judgment of a court or any other body whatsoever (including the U.S. Patent and Trademark Office) of competent jurisdiction.

1.8 LICENSED PRODUCT(S) shall mean any product which, in the course of manufacture, use or sale, would infringe on one or more claims contained in the INTELLECTUAL PROPERTY RIGHTS that have not been held invalid by an unappealable judgment of a court or any other body whatsoever (including the U.S. Patent and Trademark Office) of competent jurisdiction, or which is made using LICENSED PROCESSES.

1.9 GROSS SALES shall mean revenues received by LICENSEE in consideration for the sale, transfer or disposition of LICENSED PROCESS(ES) or LICENSED PRODUCTS).

1.10 NET SALES shall mean GROSS SALES less discounts and freight charges.

1.11 RESEARCH & DEVELOPMENT shall be conducted under a separate agreement between PUC and RPI to combine PATENT RIGHTS with PUC microwave treatment technology and (a) develop prototype ACT III system for appropriate geometries and applications, (b) develop software to make images in appropriate geometries and applications, and (c) conduct lab studies to validate system.

Article 2 - License
2.1 LICENSOR hereby grants to LICENSEE, and LICENSEE hereby accepts subject to all of the terms and conditions of this Agreement, a royalty-bearing, exclusive License in the TERRITORY of the INTELLECTUAL PROPERTY RIGHTS, to manufacture, have manufactured, and/or sell LICENSED PRODUCT(S) and/or LICENSED PROCESS(ES) for the FIELD OF USE.

2.2 LICENSOR retains the right to use the INTELLECTUAL PROPERTY RIGHTS for research, development and educational purposes.

Article 3 - Reports & Records

3.1 LICENSEE shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the royalties payable to LICENSOR as aforesaid. LICENSEE shall permit a representative of LICENSOR or an independent accountant or accountant firm identified by LICENSOR to inspect such books of account for the purpose of verifying LICENSEE' S royalty statements or compliance in other respects with this Agreement. Such inspections shall be conducted on business days between 9:00 a.m. to 4:00 p.m., and shall be agreed upon five (5) days in advance between the parties hereto.

3.2 Within thirty (30) days after June 30 and December 31 of each year, LICENSEE shall deliver to LICENSOR true and accurate reports, giving such particulars of the business conducted by LICENSEE during the preceding six-month period under this Agreement as shall be pertinent to commercialization and royalty accounting hereunder. Such reports shall include, at least, the following:

      3.2.1 the total numbers of LICENSED PRODUCT(S) and products of LICENSED PROCESS(ES) produced by LICENSEE;

      3.2.2 GROSS SALES;

      3.2.3 the amount of royalties payable;

      3.2.4 such other information (if any) as may be necessary to show the basis on which the amount of royalties has been computed.

Article 4 - Obligations of LICENSOR and LICENSEE

4.1 LICENSOR and LICENSEE desire that the LICENSED PRODUCT(S) and/or LICENSED PROCESS(ES) be commercialized in the TERRITORY through a thorough, vigorous and diligent program for exploitation of the INTELLECTUAL PROPERTY RIGHTS.

4.2 LICENSOR shall cooperate with LICENSEE' S commercialization effort by:

      4.2.1 providing within a reasonable time of request such technical information, know-how, process, procedure, composition, device, method, formula, protocol, technique, software, design, drawing or data relating to INTELLECTUAL PROPERTY RIGHTS in its possession which are necessary for practicing the claims of the PATENT RIGHTS; and

      4.2.2 advising LICENSEE of any developments or improvements to the INTELLECTUAL PROPERTY RIGHTS from RESEARCH & DEVELOPMENT; and

      4.2.3 continuing with maintenance of PATENT RIGHTS.

4.3 LICENSEE shall meet the following milestones in order to maintain the exclusive License, otherwise the License becomes non-exclusive:

      4.3.1 initiate FDA approval process by five (5) years from Effective Date of this Agreement; and

      4.3.2 pay LICENSOR minimum royalties of $20,000 per year after four (4) years from Effective Date of this Agreement.

Article 5 - Royalties and Consideration

      5.1 In consideration of the rights granted by LICENSOR hereunder, LICENSEE shall:

      5.1.1 pay LICENSOR $50,000 in two installments: $25,000 by July 1, 2002 and $25,000 by July 1, 2003.

      5.1.2 pay LICENSOR royalties of 3% of NET SALES of LICENSED PRODUCTS, one of the primary functions of which is tomography, and 1% of NET SALES of LICENSED PRODUCTS, the primary function of which is not tomography, but needs tomography to function.

Article 6 - Technical Cooperation

6.1 All improvements to the TECHNOLOGY from RESEARCH & DEVELOPEMENT, including technical information, know-how, and inventions whether patentable or not, relating to INTELLECTUAL PROPERTY RIGHTS, created or developed solely by LICENSOR, including all patents and patent applications, shall be owned by LICENSOR and shall be part of the INTELLECTUAL PROPERTY RIGHTS.

6.2 All improvements to the TECHNOLOGY from RESEARCH & DEVELOPMENT, including technical information, know-how, and inventions whether patentable or not, relating to INTELLECTUAL PROPERTY RIGHTS, created or developed solely by LICENSEE, including all patents and patent applications, shall be owned by LICENSEE, and LICENSEE hereby grants LICENSOR an irrevocable, non-exclusive, non-transferrable License to such rights solely for research, development and educational purposes.

6.3 All improvements to the TECHNOLOGY from RESEARCH & DEVELOEMENT, including technical information, know-how, and inventions whether patentable or not, relating to INTELLECTUAL PROPERTY RIGHTS, created or developed jointly by LICENSOR and LICENSEE, including all patents and patent applications, shall be jointly owned by LICENSOR and LICENSEE, and LICENSOR'S rights shall be part of the INTELLECTUAL PROPERTY RIGHTS, and LICENSEE hereby grants LICENSOR an irrevocable, non-exclusive, non-transferrable License to LICENSEE'S rights solely for research, development and educational purposes .

Article 7 - Confidentiality

7.1 LICENSOR and LICENSEE acknowledge that much of the information which may be exchanged pursuant to this Agreement will be confidential and proprietary in nature. Each agrees that all information disclosed hereunder shall be safeguarded by the recipient thereof, shall not be disclosed to third parties, and shall be made available only to employees, independent contractors, and agents of the recipient who agree in writing to be bound by the provisions of this Article 7. l. Such information shall remain the property of and be returned to the disclosing party within thirty (30) days of a request by the disclosing party, or, if not so, requested, then within thirty (30) days of the termination of this Agreement.

7.2 The provisions of Article 7.1 shall not apply to information that:

      7.2.1 is or hereafter becomes generally available to the public, other than by reason of a breach of the provisions of Article 7.1;

      7.2.2 was already known to the recipient as evidenced by prior written documents in its possession;

      7.2.3 is disclosed to the recipient by a third party who is not in default of any confidentiality, obligation to the disclosing party hereunder;

      7.2.4 is developed by or on behalf of the receiving party without reliance on information received hereunder;

      7.2.5 is provided to third parties under appropriate terms and conditions, including confidentiality provisions equivalent to those in this Agreement for consulting, manufacturing, and marketing with respect to LICENSED PRODUCTS and/or LICENSED PROCESSES, provided, however, that the information so provided shall remain confidential and subject to the provisions of Article 7.1;

      7.2.6 is used with the consent of the disclosing party (which consent shall not be unreasonably withheld) in applications for patents or copyrights under the terms of this Agreement, provided, however, that the information so provided shall remain confidential and subject to the provisions of Article 7.1;

      7.2.7 has been approved for publication in writing by both LICENSOR and LICENSEE;

      7.2.8 is required to be disclosed in compliance with applicable laws or regulations in connection with the manufacture or sale of LICENSED PRODUCTS and/or use of LICENSED PROCESSES; or

      7.2.9 is otherwise required to be disclosed in compliance with applicable laws or regulations or order by a court or other regulatory body having competent jurisdiction.

7.3 The provisions of Article 7.1 shall apply for a period of three (3) years following the termination of this Agreement.

Article 8 - Infringement or other violation of INTELLECTUAL PROPERTY RIGHTS

8.1 Each party shall promptly notify the other in writing of any discovered infringement or other violation of INTELLECTUAL PROPERTY RIGHTS or suspected infringement or other violation of INTELLECTUAL PROPERTY RIGHTS of valid claims contained in the INTELLECTUAL PROPERTY RIGHTS; and the parties shall discuss the course of action to pursue. LICENSEE shall have the first option of commencing litigation at its sole expense to. enforce the said claims against infringement or other violation of INTELLECTUAL PROPERTY RIGHTS, If LICENSEE, within ninety
(90) days of either receiving written notice, or otherwise personally learning, of infringement or other violation of INTELLECTUAL PROPERTY RIGHTS or suspected infringement or other violation of INTELLECTUAL PROPERTY RIGHTS, has (i) not, commenced such litigation, or (ii) if having so commenced shall thereafter not pursue such litigation, then LICENSOR shall have the option of doing so, at its own expense.

8.2 Any recovery of monetary damages as a result of litigation shall be for the account of the party that actively pursued such litigation.

8.3 Where either party pursues such litigation hereunder, the other agrees to provide requested technical advice and testimony and other reasonably requested assistance at no cost to the other.

8.4 In the event that a claim or suit is asserted or brought against LICENSEE on account of its practice of any rights granted thereunder, and the basis of such claim or suit is that the technologies defined by the INTELLECTUAL PROPERTY RIGHTS have infringed another U.S. or other country patent or any other intellectual property right, LICENSEE shall promptly notify LICENSOR of such claim or suit. LICENSOR shall have the option of defending such action or the discretion of taking whatever actions it considers necessary to uphold its rights. Should LICENSOR elect not to defend or take any action, LICENSEE shall have the option of doing so with all costs and expenses incurred by either party paid by that party.

8.5 In any event, should LICENSOR not have control of a proceeding or action in which LICENSEE is engaged pertaining to infringement or other violation of INTELLECTUAL PROPERTY RIGHTS, and settlement would impose liability on LICENSOR, or affect validity or enforcement of INTELLECTUAL PROPERTY RIGHTS, then there shall be no settlement of such claim or suit at any time absent consultation with and approval by LICENSOR. Should LICENSOR refuse to consent to a proposed settlement desired by LICENSEE, LICENSOR shall then be responsible for reasonable continuing costs of litigation.

8.6 In the event a settlement or adjudication of such claim or suit results in the payment of royalties by LICENSEE, and/or in the event a License is purchased by LICENSEE in resolution of such infringement or other violation of INTELLECTUAL PROPERTY RIGHTS claim, the amount of any royalties or license fee paid by LICENSEE to such third party will be offset against the amount of royalties and/or other consideration due to LICENSOR according to Article 5.

8.7 In the event that the INTELLECTUAL PROPERTY RIGHTS are deemed invalid or unenforceable by final judgment or decree, LICENSEE shall have the right to use the INTELLECTUAL PROPERTY RIGHTS without further obligation of LICENSEE, but also without any further rights to the License granted by this Agreement.

Article 9 - Term and Termination

9.1 The term of this Agreement shall commence on the Effective Date and shall expire concurrently with the expiration, invalidation, or lapsing of all pending or issued patents within the PATENT RIGHTS and the abandonment of all pending patent applications within the PATENT RIGHTS.

9.2 The term of this Agreement shall terminate if no LICENSED PROCESS or LICENSED PRODUCT is available for sale after five (5) years from Effective Date.

9.3 If LICENSEE shall cease to carry on its business, this Agreement shall terminate immediately without any action required, but all obligations of LICENSEE to LICENSOR shall survive, and LICENSOR shall be entitled to an immediate assignment of any sublicenses hereunder.

9.4 If this Agreement is terminated for any reason, LICENSEE shall for a period of five (5) years from the date of termination not market any product, or grant a license to market any product that would compete with a LICENSED PRODUCT or LICENCED PROCESS, with the exception of pressure-based digital rectal exam system by LICENSEE. If the event that LICENSEE shall breach this provision, LICENSOR shall in addition to an injunction, be entitled to royalties on all such revenues received in accordance with the provisions of this Agreement.

Article 10 - Representations, Warranties and Covenants

10.1 LICENSOR represents, warrants and covenants to LICENSEE as follows:

      10.1.1 LICENSOR has good title to the INTELLECTUAL PROPERTY RIGHTS, which are free and clear of all liens and encumbrances and have not been licensed to any third party.

      10.1.2 LICENSOR has no knowledge of anything that would lead it to believe that any rights licensed hereunder violate proprietary rights of others, nor has LICENSOR received notice from any third parry claiming that a license must be obtained from such parry in connection with use of any rights licensed hereunder.

      10.1.3 Except for the foregoing warranties, LICENSOR expressly disclaims all warranties, express or implied, including without limitation warranties of merchantability, fitness for a particular purpose, usefulness for any purpose, health and safety risks, or freedom from infringement or other violation of INTELLECTUAL PROPERTY RIGHTS of patents or other proprietary rights of others with respect to the License granted herein.

10.2 LICENSEE represents, warrants and covenants to LICENSOR as follows:

      10.2.1 LICENSEE is a corporation duly incorporated, validly existing and in good standing under the laws of Minnesota and is duly licensed or qualified to transact business as a corporation in good standing in New York State and in all jurisdictions in which its ownership or leasing of property or the conduct of its business requires such qualification. LICENSEE has the corporate power and authority to own and hold its properties and to carry on its business as now conducted and as proposed to be conducted, and to, execute, deliver and perform this Agreement. The execution and delivery by LICENSEE of this Agreement and the performance by LICENSEE of its obligations hereunder have been duly authorized by all requisite corporate action.

      10.2.2 The employees, agents and consultants of LICENSEE with relationship to this Agreement are obligated and to the best of LICENSEES knowledge have signed agreements or are otherwise obligated to assign all intellectual property, including patents and patent applications to LICENSEE and to maintain any confidential information in confidence.

      10.2.3 LICENSEE and its representatives have had full opportunity to review the INTELLECTUAL PROPERTY RIGHTS and to make all desired inquiries and receive satisfactory answers related thereto.

      10.2.4 LICENSEE shall at all times during the term of this Agreement and thereafter indemnify, defend, and hold LICENSOR, its trustees, directors, officers, employees and affiliates harmless against all claims, proceedings, demands and liabilities of any kind whatsoever, including legal expenses and, reasonable attorneys' fees, arising out of the death of or injury to any person or persons or out of any damage to property, or resulting from the production, manufacture, sale, use, lease, consumption or, advertisement of LICENSED PRODUCT(S), products of LICENSED PROCESS(ES) and/or LICENSED PROCESS(ES) or arising from any, obligation of LICENSEE hereunder, excepting only claims that the INTELLECTUAL PROPERTY RIGHTS infringe third party intellectual property.

Article I 1 - Arbitration Clause

11.1 All disputes, where the amount claimed is less than $100,000.00 arising out of or in connection with this Agreement, including any issue as to this Agreement's validity or enforceability, which cannot be settled amicably between the parties, shall be finally settled by arbitration in accordance with the Rules of the American Arbitration Association by an arbitration tribunal of three arbitrators. All other disputes shall not be subject to Arbitration. It is expressly understood and agreed that any dispute as to the arbitrability of any claim under this Agreement, including whether the party has asserted claims in excess of the monetary limits set forth herein, shall be determined by a Court of competent jurisdiction and shall not be determined by the arbitrators.

11.2 The place of the arbitration shall be Troy, New York.

Article 12 - Notices

All notices and other communications in connection with this Agreement shall be in writing and shall be sent to the respective parties at the following addresses, or to such other addresses as may be designated by the parties in writing from time to time by registered or certified mail, telegram, telex, express delivery service or facsimile.

TO LICENSOR:

Charles F. Rancourt, Director
Office of Technology Commercialization
J Building Room 3210
Rensselaer Polytechnic Institute
Troy, New York 12180
Fax No. (518) 276-6380

TO LICENSEE:

David Koenig, President
Pro Uro Care
15250 Wayzata Blvd., Suite 107,
Wayzata, Minnesota 55391

Article 13 - General Provisions

13.1 Governing Law: This Agreement shall be governed by, construed and enforced in accordance with the laws of New York State and any action brought regarding or arising out of this Agreement shall be in Federal Court, Northern District of New York (Albany), or New York State Supreme Court, Rensselaer County.

13.2 Severability: If any provision of this Agreement shall be declared void or unenforceable by any judicial or administrative authority, the validity of any other provision or of the entire Agreement shall not be affected thereby, but this Agreement shall be reformed to eliminate such provision, unless such provision shall be so significant as to materially affect this Agreement, in which case the parties agree to replace such invalid provision with a valid provision which most closely approximates the intent and economic effect of the invalid provision.

13.3 The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

13.4 Publicity: Subject to any mutually agreed upon press release, each party hereto agrees not to disclose the substantive terms and conditions of this Agreement, which shall be considered a confidential proprietary document of each ply, except as may be: (i) with prior written notice: (ii) provided m this Agreement; (iii) required by law of government rule or regulation, or (iv) required far financing or commercial purposes (but, then only in confidence). Notwithstanding the foregoing, any disclosure of the substantive terns of this Agreement may occur only after a party has received the express written consent of the other. Any publicity or press release concerning the transactions provided for in this Agreement shall be jointly planned and coordinated by the parties.

13.5 Neither party, absent written approval of the other, shall have any right to use the name, trade name, or trademark of the other.

13.6 Neither party, absent written approval of the other, shall assign any rights under this Agreement to any third party.

13.7 This Agreement shall be binding upon and inure to the benefit of LICENSOR and LICENSEE and their respective successors and assigns.

13.8 Force Majeure: If the performance of this Agreement or any obligations hereunder, is prevented, restricted or interfered with by reason of fire, flood, explosion, or other casualty, accident, or act of God; strikes or labor disturbances; war, whether declared or not, or other violence; sabotage; any law, order, proclamation, regulation, ordinance, demand or requirement of any government agency; or any other event, beyond the reasonable control of a party and without its fault or negligence, the affected partly, upon giving prompt notice to the other party, shall be excused from such performance to the extent of such prevention restriction or interference. The affected party shall use its reasonable efforts to avoid or remove such cause of non-performance or to limit the impact of the event on such party=s performance, and shall continue performance with the utmost dispatch whenever such causes are removed.

13.9 This Agreement, with respect to the subject matter hereof, (i) contains the entire understanding between, LICENSOR and LICENSEE, (ii)supersedes all prior agreements with respect to the subject matter, and (iii), may only he amended by another writing signed by both LICENSOR and LICENSEE.


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

RENSSELAER POLYTECHNIC INSTITUTE


By: Charles Rancourt                        By: Arthur Sanderson
    ------------------------------              --------------------------
    Charles F. Rancourt                         Arthur Sanderson
    Director, Office of Technology              Vice President, Research
    Commercialization


PRO URO CARE


By: Maury Taylor
    -----------------------------
Maurice Taylor
Title: President
       --------------------------

The following, by signing acknowledge that they have reviewed and agree to the terms of this Agreement.


By: David Isaacson                                   By: Jonathan C. Newell
   ----------------------------------                   ------------------------
David Isaacson                                       Jonathan C. Newell
Inventor                                             Inventor

Date:                                                 Date:
     --------------------------------                      ---------------------


By: Gary J. Saulnier
   ----------------------------------
Gary J. Saulnier
Inventor

Date:
     ---------------------------------

APPENDIX I - Patents

US Patent No. 4,920,490, "Process and Apparatus for Distinguishing Conductivities by Electric Current Computed Tomography", issued April 24,1990; and

US Patent No. 5,272,624, "Current Patterns for Impedance Tomography", issued December 21, 1993; and

US Patent No. 5,284,142, "Three-Dimensional Impedance Imaging Processes", issued February 8, 1994; and

US Patent No. 5,351,697, "Three-Dimensional Impedance Imaging Process", issued October 4, 1994; and

US Patent No. 5,381,333, "Current Patterns for Electrical Impedance Tomography", issued January 10,1995; and

US Patent No. 5,390,110, "Layer Stripping Process for Impedance Imaging", issued February 14, 1995; and

US Patent No. 5,544,662, "High-Speed Electric Tomography", issued August 13,1996; and

US Patent No. 5,588,429, "Process for Producing Optimal Current Patterns for Electrical Impedance Tomography", issued December 31, 1996.